Exhibit 23.4
Consent of Independent Registered Public Accounting Firm
The Supervisory Board of
Deutsche Bank Aktiengesellschaft
We consent to the use of our reports dated March 11, 2009, with respect to the consolidated balance sheets of Deutsche Bank Aktiengesellschaft and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, recognized income and expense, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the prospectus.
Our report dated March 11, 2009 with respect to the aforementioned consolidated financial statements refers to the fact that Deutsche Bank Aktiengesellschaft and subsidiaries have changed their accounting policy for the recognition of actuarial gains and losses related to post-employment benefits for defined benefit plans in accordance with IAS 19 “Employee Benefits” and have changed their method of accounting for certain financial assets in the year ended December 31, 2008 following the adoption of “Reclassification of Financial Assets” (Amendments to IAS 39 “Financial Instruments: Recognition and Measurement” and IFRS 7 “Financial Instruments: Disclosures”).
KPMG AG
Wirtschaftsprüfungsgesellschaft
Frankfurt am Main (Germany)
September 29, 2009